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                                                                   EXHIBIT 23.03

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Cardinal Health, Inc. on Form S-4 of our report dated August 10, 1999 (except for the first paragraph of Note 2, as to which the date is May 26, 2000 and the fiscal 1999 and 1998 amounts in Note 12 as to which the date is September 5,
2000), appearing in and incorporated by reference in the Annual Report on Form 10-K of Cardinal Health, Inc. for the year ended June 30, 2000 and to the reference to us under the heading "Independent Public Accountants" in this Prospectus/Proxy Statement, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio
January 8, 2001